PURCHASE AGREEMENT dated as of August 22, 2005, (the "Agreement"), among BANCO INVEX, S.A., INSTITUCION DE BANCA MULTIPLE, INVEX GRUPO FINANCIERO, FIDUCIARIO ("INVEX"), not in its individual capacity but solely as trustee (the "Trustee") of, and in satisfaction of the purposes of, the irrevocable administration, issuance and payment trust (the "Trust" or the "Issuer") created pursuant to the Trust Agreement referred to below, DISTRIBUIDORA NACIONAL DE VIDRIO, S.A. DE C.V., a corporation organized under the laws of the United Mexican States ("Dinavisa"), VITRO FLOTADO CUBIERTAS, S.A. DE C.V., a corporation organized under the laws of the United Mexican States ("VFC"), VITRO AUTOMOTRIZ, S.A. DE C.V., a corporation organized under the laws of the United Mexican States ("VAU"), VITRO VIDRIO Y CRISTAL, S.A. DE C.V., a corporation organized under the laws of the United Mexican States ("VVC") and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.  "RABOBANK INTERNATIONAL", a financial institution organized under the laws of the Kingdom of the Netherlands, acting through its branch office licensed by the State of New York (the "Purchaser").

WHEREAS, Dinavisa, VFC, VAU and VVC, as settlors (individually, a "Settlor" and collectively, the "Settlors") and the Trustee have entered into an Irrevocable Administration, Issuance and Payment Trust Agreement (Contrato de Fideicomiso Irrevocable de Emision, Administracion y Pago) dated as of August 3, 2005 (the "Trust Agreement"), providing for the establishment of the Trust;

WHEREAS, the assets of the Trust will include, among other things, a pool of receivables (the "Receivables") generated from time to time by the Settlors and transferred to the Trust pursuant to the Assignment Agreement (Contrato de Cesion de Derechos al Cobro) dated as of August 3, 2005 (the "Assignment Agreement"), among the Settlors and the Trustee;

WHEREAS, pursuant to the Trust Agreement, the Trust will issue $21,500,000.00 Dollars (Twenty one million five hundred thousand Dollars 00/100, currency of the United States of America) principal amount of its 6.46% Preferred Notes (Valores Preferentes) (the "Notes"), each of which Notes will constitute a Trust payment obligation, backed by the Trust's ownership interest in the Receivables and the other assets of the Trust (the Receivables and such other assets, the "Trust Assets"); and

WHEREAS, the Issuer wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Issuer, the Notes on the terms and subject to the conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

Definitions

SECTION 1.1  Certain Terms. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

"Basic Documents" shall mean the Trust Agreement, the Assignment Agreement, this Agreement, and the Sesion del Comite Tecnico Inicial (as such term is defined in the Trust Agreement) and the certificate evidencing the Notes, collectively.

"Business Day" shall mean a day, other than a Saturday and Sunday, on which commercial banks are open for business in New York City and Mexico City.

"Preferential Withholding Rate" has the meaning given to the term in Spanish "Tasa Minima Legal" under the Sesion del Comite Tecnico Inicial and the certificate evidencing the Notes.

SECTION 1.2 The Trustee. All references herein to the Trustee shall mean the Trustee acting to satisfy the purposes of the Trust.

The Notes

SECTION 2.1 Sale and Delivery of the Notes. (a) On the basis of the representations and warranties and subject to the terms and conditions set forth herein and in the Trust Agreement, the Issuer agrees that it will sell to the Purchaser, and the Purchaser agrees that it will purchase from the Issuer, on the Closing Date (as defined in Section 2.2), the Notes, which on the Closing Date shall represent an aggregate principal face value amount of $21,500,000.00 Dollars (Twenty one million five hundred thousand Dollars 00/100, currency of the United States of America). On the Closing Date, the Issuer shall deliver to the Purchaser the Notes, duly executed by two officers of the Trustee authorized to act on behalf of the Trust (delegados fiduciarios), and registered in the name of the Purchaser or its nominee.

(b) Subject to the withholding rights granted to the Purchaser in accordance with paragraph (c) below, as payment in full for the Notes, on the Closing Date, the Purchaser shall deliver to or upon the order of the Trustee, by wire transfer of immediately available funds, $21,500,000.00 Dollars (Twenty one million five hundred thousand Dollars 00/100, currency of the United States of America) (the "Purchase Price"). It is understood and agreed that the Trustee shall deliver the Notes to the Purchaser simultaneously with the delivery to the Trustee of the Purchase Price by Purchaser.

(c)  In consideration of Purchaser's commitment to purchase the Notes in accordance herewith, the Issuer agrees to pay the Purchaser a structuring fee in an amount, net of withholding taxes or any other amount, equal to 5% (five percent) of the purchase price (the "Fee") payable on the Closing Date. Purchaser is hereby authorized by the Issuer and the Settlors to withhold from the Purchase Price the Fee, and apply such withholding to the payment of the Fee.

SECTION 2.2 Closing Date. The purchase and sale of the Notes will take place at a closing to be held at the offices of Cravath, Swaine & Moore, LLP, 825 Eighth Avenue, New York, New York 10019; at 11:00 am on August  22 , 2005 (the "Closing Date").

 Representations and Warranties of the Issuer

SECTION 3.1 The Trustee, acting to satisfy the purposes of the Trust, hereby affirms each of its representations, warranties and covenants set forth in the other Basic Documents for the benefit of the Purchaser, as though each such representation, warranty and covenant were set forth herein; provided that, the remedy for breach of any such representation, warranty or covenant shall be the remedy set forth in the relevant Basic Document, but shall be enforceable directly by the Purchaser against the Trustee, acting to satisfy the purposes of the Trust. The Trustee, acting to satisfy the purposes of the Trust, further represents and warrants to, and agrees with, the Purchaser as follows:

(a) The Issuer is an irrevocable administration, issuance and payment trust (fideicomiso) that has been duly established under the laws of the United Mexican States. The Trustee is a banking institution that has been duly established and is validly existing under the laws of the United Mexican States, has all requisite power and authority to enter into the Trust Agreement, to act as trustee thereunder and to perform and observe the provisions of the Trust Agreement to be performed and observed by it as trustee thereunder. The Trust Agreement has been duly authorized, executed and delivered by the Trustee, and, assuming due authorization, execution and delivery by the Settlors, constitutes a valid and legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, subject to applicable bankruptcy (concurso mercantil), insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and the Trustee, acting to satisfy the purposes of the Trust, has all requisite power and authority and all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all public, regulatory or governmental agencies and bodies to establish the Trust and to own, lease and operate the Trust's properties and conduct the Trust's business as now being conducted, is duly qualified to hold the Trust Assets and to enter into and deliver each of the Basic Documents and this Agreement, and to perform its obligations hereunder and thereunder.

(b) On the Closing Date, the Issuer will have duly authorized by all necessary action the execution, delivery and performance of each Basic Document to which it is a party, each other document required to be delivered pursuant hereto and thereto and the consummation of the transactions provided for herein and therein. The Issuer has duly executed and delivered each Basic Document to which it is a party. Each such Basic Document constitutes a legal, valid, and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy (concurso mercantil), insolvency, reorganization, moratorium and other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally.

(c) The Trustee (i) is not in violation of the Trust Agreement, (ii) in its capacity as Trustee is not a party to nor bound by, nor are the Trust Assets subject to, any agreement, indenture, mortgage, deed of trust, loan agreement or instrument other than the Trust Agreement, the Assignment Agreement and any other agreement contemplated under the Trust Agreement to be entered into by the Trustee in furtherance of the purpose of the Trust and the Basic Documents and is not in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in the Trust Agreement or in any Basic Document and (iii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which the Trust or the Trust Assets is subject.

(d) All material approvals, authorizations, consents, orders and other actions of any Person, any governmental body or official and any third party required in connection with the execution and delivery by the Issuer of the Basic Documents and the Trust Agreement, the performance by the Issuer of the transactions contemplated hereby and thereby and the fulfillment by the Issuer of the terms hereof and thereof have been obtained, except for (i) the registration of the Notes with the Special Section of the National Registry of Securities maintained by the Mexican National Banking and Securities Commission (the "CNBV") (which approval has been obtained, subject to filing any necessary documents) and (ii) the delivery by the Issuer to the Secretaria de Hacienda y Credito Publico (the Ministry of Finance and Public Credit; the "Ministry") of certain information so that withholding taxes in respect of the Notes may be reduced to 4.9% for the period prescribed by applicable Mexican law.

(e) The Notes have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Trust Agreement and paid for in accordance with the terms hereof, will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

(f) The execution, delivery and performance of the Basic Documents, the issue, sale and delivery of the Notes and the consummation of the other transactions contemplated by the Basic Documents (and compliance with the terms thereof) do not and will not conflict with or result in a breach of any of the terms or provisions of any law applicable to the Issuer or any of the terms or provisions of any law applicable to the Issuer or any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, any governing documents of the Issuer.

(g) Except for withholding taxes payable in connection with interest payments in respect of the Notes, there is no tax, duty, levy, impost, deduction, charge or withholding imposed by Mexico or any political subdivision or taxing authority thereof or therein by virtue of the issuance, execution, delivery, performance or enforcement of any of the Basic Documents or of any other document to be furnished thereunder.

(h) Each of the Basic Documents to which the Issuer is a party is in proper legal form for the enforcement thereof against the Trustee, as trustee under the Trust, in the United Mexican States; provided that, any legal proceedings in Mexican courts would be based upon a Spanish translation of any Basic Documents executed in English, which translation would be prepared by a court-approved translator and approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation.

(i) It is not necessary under the laws of Mexico that any of the holders of the Notes be licensed, qualified or entitled to carry on business in Mexico by reason of execution, delivery, performance or enforcement of any of the Basic Documents.

(j) The Issuer is not required to be registered under the U.S. Investment Company Act of 1940, as amended.

(k) The Trust Assets as of the Closing Date will be held by the Trustee (on behalf of the Trust) free and clear of all liens, security interests, charges, encumbrances, defects and claims, except as expressly permitted by the Basic Documents.

(l) Neither the Issuer nor the Trustee nor any of its properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(m) The Issuer shall obtain, make and keep in full force and effect all authorizations from and registrations with governmental authorities that may be required for the issuance, validity or enforceability against the Issuer of the Basic Documents.

(n) The Trust is not subject to tax (including without limitation, income and asset tax and except for value-added taxes imposed on the relevant obligor under the Receivables) imposed by Mexico or any political subdivision or taxing jurisdiction thereof.

(o) The Issuer acknowledges that the Purchaser will rely upon the truth and accuracy of the foregoing acknowledgements, agreements, representations and warranties.

(p) The Issuer shall, as soon as practicable, complete registration of the Notes with the Special Section of the National Registry of Securities maintained by CNBV.

 Representations and Warranties of the Settlors

SECTION 4.1 Each of the Settlors hereby affirms each of its representations, warranties and covenants set forth in the other Basic Documents for the benefit of the Purchaser, as though each such representation, warranty and covenant were set forth herein; provided that, the remedy for breach of any such representation, warranty or covenant shall be the remedy set forth in the relevant Basic Document, but shall be enforceable directly by the Purchaser against the Settlors. Each of the Settlors further represents and warrants to, and agrees with, the Purchaser as follows:

(a) On the Closing Date, each of the Settlors will have duly authorized by all necessary action the execution, delivery, and performance of each Basic Document to which it is a party, each other document required to be delivered by it pursuant thereto and the consummation of the transactions provided for herein and therein.

(b) Each of the Settlors has the power and authority to enter into each of the Basic Documents to which it is a party.

(c) Each of the Settlors has duly executed and delivered each Basic Document to which it is a party. Each such Basic Document constitutes a legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy (concurso mercantil), insolvency, reorganization, moratorium and other similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally.

(d) There are no proceedings or investigations pending or, to the best knowledge of the Settlors, threatened against the Issuer or the Settlors, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of any of the Basic Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated hereby and in the Basic Documents, (C) seeking any determination or ruling that, in the reasonable judgment of the Settlors, would materially and adversely affect the performance by the Issuer or any of the Settlors of its obligations under the Basic Documents, (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of any of the Basic Documents or the Notes or (E) seeking to affect adversely the income tax or franchise tax attributes of the Trust under Mexican federal or state income or franchise tax systems.

(e) The Trust Assets are not subject to, any agreement, indenture, mortgage, deed of trust, loan agreement or instrument other than the Trust Agreement and any other agreement contemplated under the Trust Agreement to be entered into by the Trustee in furtherance of the purposes of the Trust and the Basic Documents and no default or early amortization or termination event has occurred or no event has occurred which, with a notice or lapse of time or both, would constitute a default or an early amortization or termination event of any of the Basic Documents.

(f) All material approvals, authorizations, consents, orders or other actions of any person or of any governmental body or official required in connection with the execution and delivery by the Settlors of this Agreement and the other Basic Documents, the performance by the Settlors of this Agreement and the other Basic Documents, the performance by the Issuer and the Settlors of the transactions contemplated hereby and thereby, the fulfillment by the Settlors of the terms hereof and thereof have been obtained, except for (i) the approval for Registration of the Notes with the Special Section of the National Registry of Securities maintained by the CNBV (which approval has been obtained, subject to filing any necessary documents) and (ii) the delivery by the Issuer to the Ministry of certain information so that withholding taxes in respect of the Notes may be reduced to 4.9% for the period prescribed by applicable Mexican law.

(g) Each of the Settlors has been duly organized and is a validly existing corporation under the laws of Mexico, with all requisite power and authority to own its properties, to conduct its business and to perform its obligations under the Basic Documents.

(h) The Notes have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Trust Agreement and paid for in accordance with the terms hereof, will constitute legal, valid and binding obligations of the Issuer; enforceable against the Issuer in accordance with their terms.

(i) None of the Settlors is in violation of its governing documents or in default in any material respect in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note or any other agreement or instrument to which it is a party or by which it may be bound or to which any of its material properties or assets may be subject, that may have a direct, material and adverse effect on this agreement and the other Basic Documents and which may prevent compliance with their respective obligations hereunder or under the other Basic Documents.

(j) The execution, delivery and performance of the Basic Documents, the issue, sale and delivery of the Notes and the consummation of other transactions contemplated by the Basic Documents (and compliance with the terms thereof) do not and will not conflict with or result in a breach of any of the terms or provisions of any law applicable to the Settlors or any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the governing documents of the Settlors, or any indenture, trust deed, mortgage or other agreement or instrument to which any of the Settlors is a party or by which any of them may be bound or to which any of them or any of their respective material properties or assets may be subject or contravene any applicable law, rule, regulation, judgment, order or decree of any government, governmental body or agency or court, domestic or foreign, having jurisdiction over any of the Settlors or any of their respective material properties or assets, except for such conflicts or breaches which, individually or in the aggregate, would not have a material adverse affect on the business, operations, properties, financial condition, results of operations or prospects of the Settlors, taken as a whole or which would not prevent compliance with the Settlors' obligations hereunder and under the other Basic Documents.

(k) Neither the Settlors nor any of their respective properties or assets has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(l) Except for withholding taxes payable in connection with interest payments in respect of the Notes and for payment of fees hereunder, there is no tax, duty, levy, impost, deduction, charge or withholding imposed by Mexico or any political subdivision or taxing authority thereof or therein by virtue of the issuance, execution, delivery, performance or enforcement or any of the Basic Documents or of any other document to be furnished thereunder.

(m) Each of the Basic Documents to which any of the Settlors is a party is in proper legal form for the enforcement thereof against the Settlors in the United Mexican States; provided that, any legal proceedings in Mexican courts would be based upon a Spanish translation of any Basic Documents executed in English, which translation would be prepared by a court-approved translator and approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation.

(n) It is not necessary under the laws of Mexico for any of the holders of the Notes to be licensed, qualified or entitled to carry on business in Mexico by reason of the execution, delivery, performance or enforcement of any of the Basic Documents.

(o) Neither the holders of the Notes nor any paying agent in respect of the Notes will be deemed resident, domiciled, carrying on business or subject to taxation in Mexico solely by reason of the execution, delivery, performance or enforcement of any of the Basic Documents.

(p) The Trust Assets as of the Closing Date will be held by the Trustee (on behalf of the Trust) free and clear of all liens, security interests, charges, encumbrances, defects and claims, except as expressly permitted by the Basic Documents.

(q) None of the Trust Assets is subject to tax (including, without limitation, income and asset tax and except for value-added taxes imposed on the relevant obligor under the Receivables) imposed by Mexico or any political subdivision or taxing jurisdiction thereof.

(r) No event has occurred which may affect the validity or enforceability of any of the Basic Documents;

(s) Each of the Settlors acknowledges and agrees that the terms of this Agreement, the Trust Agreement and the other Basic Documents are the basis for the execution by the Purchaser of this Agreement and for the purchase of the Notes.

(t) None of the Settlors is in violation of any statute, regulation, directive, resolution, decree or judgment, which violation could have a material adverse effect on such Settlor or its financial condition.

(u) None of the Settlors has knowledge of any materially adverse circumstance that may affect its financial condition and the validity, effectiveness and enforceability of this Agreement or any other Basic Document.

(v) The Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") or any other applicable securities law and are being sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The sale, transfer, pledge or other disposition of the Notes shall be subject to the restrictions expressly determined by the Initial Technical Committee (Comite Tecnico Inicial) and the restrictions contained in the certificates evidencing the Notes.

(w) Each of the Settlors acknowledges that the Purchaser will rely upon the truth and accuracy of the foregoing acknowledgements, agreements, representations and warranties.

 Representations and Warranties of the Purchaser

SECTION 5.1 In order to induce the Issuer to sell the Notes to the Purchaser, the Purchaser hereby agrees, acknowledges, represents, warrants and covenants with and to the Issuer and the Settlors that:

(a) The Purchaser has been duly organized and is validly existing as a banking corporation under the laws of the Kingdom of the Netherlands, with all requisite power and authority to own its properties, to conduct its business and to perform its obligations under this Agreement, and has been duly qualified as foreign banking corporation and registered with the Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversion del Extranjero ("Registry for Foreign Banks, Financial Institutions, Pension and Investment Funds") of the Ministry, and will continue to be registered as such and renew such registration for as long as it remains the beneficiary of the Notes.

(b) The Notes have not been and will not be registered under the Securities Act or any other applicable securities law and may not be offered, sold, reoffered or resold except in accordance with Rule 144A under the Securities Act or pursuant to any other exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, accordingly, the Notes may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of except as permitted herein and in the Basic Documents.

(c) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Notes. It is aware that it may be required to, and it is able to, bear the economic risk of an investment in the Notes for an indefinite period.

(d) It is purchasing the Notes for its own account and not with a view to, or for offer or sale in connection with, any resale, distribution or other disposition thereof, subject to the disposition of its property being at all times within its control, and subject to paragraph (e) below, and that it will be the effective beneficiary under the Notes.

(e) It will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Notes except in accordance with the provisions of the Trust Agreement, the Notes and the Sesion del Comite Tecnico Inicial (as such term is defined in the Trust Agreement).

(f) The Purchaser represents and warrants (i) it is duly authorized and empowered to execute, deliver and perform this Agreement and to purchase the Notes, and as duly taken all requisite action in connection therewith; (ii) the person signing this Agreement on behalf of the Purchaser has been duly authorized by the Purchaser to do so; (iii) this Agreement is a valid and binding legal obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and subject as to enforceability to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) the execution, delivery and performance of this Agreement and the purchase of the Notes do not and will not conflict with, violate or constitute a default under any applicable law or regulation, the Purchaser's constitutive documents or any agreement or arrangement to which the Purchaser is a party or by which it may be bound.

(g) The Purchaser is not acting in a fiduciary capacity in purchasing the Notes.

(h) The Purchaser acknowledges that the Issuer will rely upon the truth and accuracy of the foregoing acknowledgements, agreements, representations and warranties and agrees that, if any of the acknowledgements, agreements, representations or warranties made or deemed to have been made by it or by its purchase of the Notes are no longer accurate, it shall promptly notify the Issuer and the Settlors.

(i) The Purchaser acknowledges and agrees that it will provide all the information that may be required, from time to time, by the Servicio de Administracion Tributaria de Mexico ("Mexico Tax Authority") in connection with the financing of activities of residents in Mexico.

(j) The Purchaser is not an employee benefit plan. No part of the funds to be used by the Purchaser to pay the Purchase Price of the Notes purchased hereunder, directly or indirectly, constitutes "plan assets" of any employee benefit plan or its related trust. The term "employee benefit plan" shall have the meaning assigned to such term in Section 3 of ERISA; and the term "plan assets" shall have the meaning specified in Department of Labor Regulation Section 2510.3-101.

Conditions

SECTION 6.1 Conditions to Purchase. The obligations of the Purchaser to purchase and pay for the Notes being purchased by it hereunder are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions;

(a) the representations and warranties of the Trustee and the Settlors contained herein and in the Basic Documents shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to a particular date, in which case such representations and warranties shall be true and correct on and as of such date, and the Purchaser shall receive a certificate on the Closing Date from an officer of each of the Issuer and the Settlors to such effect;

(b) on or prior to the Closing Date, there shall have been delivered to the Purchaser in form and substance satisfactory to the Purchaser copies of the approval given by the CNBV for the registration of the Notes with the Special Section of the National Registry of Securities and Intermediaries maintained by the CNBV;

(c) each Basic Document and any other agreements necessary for the consummation of the transactions contemplated hereby and thereby shall have been executed and delivered on or prior to the Closing Date in a form satisfactory to the Purchaser;

(d) at the Closing Date, (i) there shall have been no material adverse change, or any development involving a prospective material adverse change, in the condition (financial or otherwise), business prospects, results of operations or business affairs of the Settlors taken as a whole since December 31, 2004, and (ii) there shall have been delivered to the Purchaser a certificate of each of the Settlors, dated the Closing Date, signed by a duly authorized officer thereof to such effect;

(e) the Notes shall have been issued executed, authenticated and delivered on or prior to the Closing Date;

(f) on or prior to the Closing Date, there shall have been delivered to the Purchaser, in form and substance satisfactory to the Purchaser, opinions of counsel with respect to such matters as the Purchaser may reasonably request from: (i) Forastieri Abogados, S.C., Mexican counsel to the Purchaser; and (ii) Kuri Brena, Sanchez Ugarte, Corcuera y Aznar, S.C., Mexican counsel to the Issuer and the Settlors;

(g) on or prior to the Closing Date, there shall have been delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a copy of a notarized power-of-attorney relating to the authority of each Settlor;

(h) on or prior to the Closing Date, the Trust Assets shall be free and clear of all liens, security interests, charges, encumbrances, defects and claims, except as expressly permitted by the Basic Documents;

(i) on or prior to the Closing Date, there shall have been delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a certificate of a duly authorized officer of each of the Issuer and the Settlors as to the authority, incumbency and specimen signatures of the persons who have executed or will execute each of the Basic Documents and the other instruments and documents to be executed and delivered hereunder and thereunder by the Issuer and the Settlors, and such other documents, opinions and certificates as the Purchaser or its counsel may reasonably require;

(j) there shall have been delivered to the Purchaser a certificate, dated the Closing Date, signed by a duly authorized officer of each of the Issuer and the Settlors, certifying that (x) the representations and warranties of such party herein are true, accurate and correct in all material respects at, and as if made on, the Closing date and (y) such party has performed in all material respects all of its obligations hereunder and under the Basic Documents to be performed on or before the Closing Date;

(k) there shall have been delivered to the Purchaser a copy of any notarized power-of-attorney of the Trustee whereby officers of the Trustee are appointed attorneys-in-fact of the Trustee with authority to execute the Notes, the Basic Documents and any other documents necessary or advisable in connection with the issuance of the Notes; and

(l) on the Closing Date, the Purchaser shall have received from CT Corporation System  a letter, dated on or prior to the Closing Date to the effect that is accepts the appointment to receive on behalf of the Issuer and the Settlors, respectively, service of process which may be served in any legal action or proceeding arising out of or in connection with the Basic Documents, and on the fifth Business Day after the Closing Date the Issuer shall deliver to the Purchaser a copy of the public deed or public deeds granted by the Trustee, in its capacity as Trustee, and by the Settlors whereby the granting of general powers of attorney for lawsuits and collections in accordance with the first paragraph of section 2,554 of the Civil Code for the Federal District of Mexico (Codigo Civil para el Distrito Federal) and its correlative articles of the Federal Civil Code of Mexico (Codigo Civil Federal) and the Civil Codes of the States of Mexico in favor of such agent for service of process are notarized.

(m) on or prior to the Closing Date the Purchaser shall have received from the Settlors and the Issuer an IBF Letter in form and substance satisfactory to the Purchaser, certifying that the proceeds obtained from the Purchase Price shall be used by the Issuer on non-U.S. operations located outside the United States of America as provided in Section 204.8(a)(3)(vi) of Regulation D for offshore transactions;

(n) on or prior to the Closing Date the Purchaser shall have received from the Issuer the W-8 IRS Form duly completed and executed by the Issuer, in form and substance satisfactory to the Purchaser; and

(o) on or prior to the Closing Date, the members of the Permanent Technical Committee of the Issuer (Comite Tecnico Permanente) shall have been appointed to discharge their duties pursuant to the Trust Agreement.

The Purchaser may, at its discretion and upon such terms as it deems fit, waive  compliance with the whole or any part of this Section.

 Miscellaneous

SECTION 7.1  Survival of Agreements. All covenants, agreements, representations, warranties and indemnities made herein shall survive the execution and delivery of this Agreement and the sale of the Notes pursuant hereto and notwithstanding any investigation made by or on behalf of the Purchaser or its agents, representatives or affiliates.

SECTION 7.2  Expenses. The Settlors shall pay (i) the reasonable and documented costs incident to the authorization, issuance, sale and delivery of the Notes and any stamp, value added or transfer taxes payable in Mexico in connection therewith; (ii) the reasonable and documented costs incident to negotiating, preparing and executing the Basic Documents and all other documents required in connection therewith; (iii) any fees payable to the CNBV in connection with the registration of the Notes with the Special Section of the National Registry of Securities maintained by the CNBV; (iv) the fees and expenses of Mexican counsel to the Trust and the Settlors, and of Cravath, Swaine & Moore, U.S. counsel to the Trust and the Settlors; (v) the reasonable and documented out-of-pocket expenses of the Purchaser, including the reasonable fees and expenses of U.S. counsel to the Purchaser, and Forastieri Abogados, S.C., Mexican counsel to the Purchaser, incurred in connection with this Agreeement and the other Basic Documents and the transactions contemplated hereby and thereby; and (vi) all other reasonable and documented costs and expenses incident to the performance of the obligations of the Issuer and the Settlors under the Basic Documents.

SECTION 7.3 Indemnification. Each of the Settlors, jointly and severally, agrees that it will indemnify and hold harmless the Purchaser and its directors, officers, employees and controlling persons from and against any and all direct losses, liabilities, costs, claims, damages and expenses (including reasonable attorney's fees) which any of them may incur (as incurred) or which may be made against any of them, insofar as such losses, liabilities, costs, claims, damages or expenses arise out of or are in relation to or are in connection with any breach or alleged failure to perform the representations, warranties, covenants and agreements given or made by the Issuer or the Trustee, acting to satisfy the purposes of the Trust, or the Settlors in any of the Basic Documents or any other agreement executed pursuant thereto and will reimburse each such indemnified party for all reasonable and documented costs, charges and expenses (as incurred) incurred by it in connection with investigating, disputing or defending any such action or claim. This indemnity will be in addition to any liability that the Settlors and the Issuer may otherwise have hereunder and under the other Basic Documents.

(a) If any action, claim or demand shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against the indemnifying party under this Section 7.3, the indemnified party shall promptly notify the indemnifying party in writing, but the failure so to notify an indemnifying party shall not relieve such indemnifying party from any obligation or liability it may otherwise have. The indemnified party shall have the right to retain counsel of its own choice to represent it in connection with such action, claim or demand, and the indemnifying party will reimburse the indemnified party for the reasonable fees and expenses of such counsel as incurred.

(b) An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened action, claim or demand in respect of which indemnification may be sought hereunder (whether or nor the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or judgment includes an unconditional release of each indemnified party from all liability arising out of such action, claim or demand.

(c) To the fullest extent permitted by law, each of the Settlors agrees to indemnify the Purchaser and its directors, officers, employees and controlling persons for any loss arising out of any judgment in respect of which indemnification is provided pursuant to this Section 7.3 being paid in a currency (the "Judgment Currency") other than United States dollars and resulting from any variation between (i) the rate of exchange at which United States dollars are converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange at which the indemnified party is able to purchase United States dollars with the amount of the Judgment Currency actually received by the indemnified party. The foregoing indemnity shall constitute a separate and independent obligation of the Settlors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency. The Purchaser agrees that, to the extent that the amount of United States dollars that it may purchase exceeds the amount originally due to the Purchaser, it will return such excess amount to the Settlors.

SECTION 7.4 Additional Amounts. If any amounts to be received by the Purchaser under this Agreement solely as a result of entering into, or performing under, this Agreement are subject to any present or future taxes, assessments, deductions, withholdings or charges of any nature enacted by Mexico or any political subdivision thereof or taxing authority therein ("Mexican Taxes"), then the Issuer agrees to pay to the Purchaser an additional amount so that the Purchaser shall retain or receive, after taking into consideration all such Mexican Taxes, an amount equal to the amounts owed to it under this Agreement as if such amounts had not been subject to Mexican Taxes. If any Mexican Taxes are collected by deduction or withholding, the party making the payment required by the preceding sentence shall provide to the Purchaser copies of documents evidencing the transmittal to the proper authorities of the amount of Mexican Taxes deducted or withheld.

Notwithstanding the foregoing, the Issuer will not be obligated to pay additional amounts at a withholding tax rate on the amount of interest paid in excess of the Preferential Withholding Rate and the holders of the Notes shall accept the withholding or deductions to be made by the Issuer for the difference between the applicable withholding tax rate and the Preferential Withholding Rate.

SECTION 7.5 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

SECTION 7.6 Notices. All notices, requests, consents and other communications hereunder to any party shall be in writing and shall be delivered in person, or sent by fax or recognized international courier service to such party at the address or fax number set forth below its signature to this Agreement, or, in any case, at such other address or fax number as shall have been furnished in writing to the other parties hereto.

SECTION 7.7 Submission to Jurisdiction; Waivers. (a) Any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in any United States Federal or New York State court sitting in the City and County of New York, and each party to this Agreement irrevocably submits to the jurisdiction of each such court in respect of any such suit, action or proceeding; provided that, if for whatever reason any United States Federal court sitting in the City and County of New York will not or cannot hear such suit, action or proceeding, it may be brought and enforced in the courts of the State of New York in the City and County of New York, and each party to this Agreement hereby irrevocably submits to the jurisdiction of each such court in respect of any such suit, action or proceeding and, to the extent permitted by law, waives any defense or objection to such jurisdiction. Each party hereto irrevocably waives, to the fullest extent permissible under applicable law, any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such court, or the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Until the payment in full of the Notes, each of the Issuer and the Settlors agrees to maintain an office or appoint an agent in New York City where or upon whom process may be served in any such suit, action or proceeding. Each of the Issuer and the Settlors hereby irrevocably appoints CT Corporation System, with offices at the date hereof at 111 Eighth Avenue, New York, New York 10011, United States of America, as its agent to receive service or process or other legal summons for purposes of any such suit, action or proceeding. For purposes of the foregoing, the Issuer and the Settlors shall grant general powers of attorney for lawsuits and collections to such agent for service of process in accordance with the first paragraph of section 2,554 of the Civil Code for the Federal District of Mexico (Codigo Civil para el Distrito Federal) and its correlative sections of the Federal Civil Code of Mexico (Codigo Civil Federal) and the Civil Codes of the States of Mexico before a Mexican Notary Public to the satisfaction of the Purchaser.

(b) Each of the Issuer and the Settlors has irrevocably agreed, to the extent permitted by applicable law, that, in any legal action or proceeding arising out of or in connection with the Basic Documents (the "Proceedings") anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those Proceedings, from attachment (whether in aid of execution, before judgment or otherwise) or from judgment shall be claimed by it or on its behalf or with respect to its assets, any such immunity being irrevocably waived. Each of the Issuer and the Settlors has irrevocably waived any right to which it may be entitled under the laws of, or on account of, its place of residence or domicile. Each of the Issuer and the Settlors has irrevocably agreed, to the extent permitted by applicable law, that it is and its assets are, and shall be, subject to such Proceedings, attachment or execution in respect of its obligations under the Basic Documents.

(c) EACH OF THE PURCHASER, THE ISSUER AND THE SETTLORS IRREVOCABLY WAIVES ANY RIGHT IT MAY NOW OR HEREAFTER HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(d) The parties hereto hereby irrevocably consent to the service of any and all process in any suit, action or proceeding in any manner permitted by law except by mail, and agree that nothing contained herein shall limit the parties right to sue in any jurisdiction. The parties agree that a final judgment in such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

SECTION 7.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

SECTION 7.9 Entire Agreement; Modifications. This Agreement and the agreements referred to herein constitute the entire agreement of the parties with respect to the subject matter hereof, and this Agreement may not be modified or amended except in writing.

SECTION 7.10 Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one and the same instrument.

SECTION 7.11 Limitation of Liabilities. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by INVEX not individually or personally but solely as Trustee acting to satisfy the purposes of the Trust, in the exercise of the power and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trustee is made and intended not as a personal representation, undertaking or agreement by INVEX, but is made in satisfaction of the purposes of the Trust and intended for the purpose of binding only the Trust and (c) under no circumstances shall INVEX be personally liable for the payment of any indebtedness or expenses of the Trust.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer, the Settlors and the Purchaser have executed this Agreement as of the day and year first above written.

Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, fiduciario as trustee, acting to satisfy the purposes of the Trust,

By

Name: Luis Enrique Estrada Rivero
Title: Attorney-in-Fact

By

Name: Alfonso Henkel Hernandez
Title: Attorney-in-Fact

Address and Fax Number for Notices:

Banco Invex, S.A.

Institucion de Banca Multiple,

Division Fiduciaria

Boulevard Manuel Avila Camacho No. 40

Torre Esmeralda, Piso 7

Colonia Lomas de Chapultepec

11000, Mexico D. F.

Phone: + 5281-8133-8322

Facsimile: + 5255-8133-8399

Attention: Fiduciario

DISTRIBUIDORA NACIONAL DE VIDRIO, S.A. DE C.V.,
By	By

Name: Ramon Alberto Leal Chapa	Name: Francisco Juan Garza Barbosa
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Address and Fax Number for Notices:
Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza Garcia, NL 66265, Mexico Fax: +52 81 8863 1290

VITRO FLOTADO CUBIERTAS, S.A. DE C.V.,
By	By

Name: Ramon Alberto Leal Chapa	Name: Francisco Juan Garza Barbosa
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Address and Fax Number for Notices:
Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza Garcia, NL 66265, Mexico Fax: +52 81 8863 1290

VITRO AUTOMOTRIZ, S.A. DE C.V.,
By	By

Name: Ramon Alberto Leal Chapa	Name: Francisco Juan Garza Barbosa
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Address and Fax Number for Notices:
Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza Garcia, NL 66265, Mexico Fax: +52 81 8863 1290

VITRO VIDRIO Y CRISTAL, S.A. DE C.V.,
By	By

Name: Ramon Alberto Leal Chapa	Name: Francisco Juan Garza Barbosa
Title: Attorney-in-Fact	Title: Attorney-in-Fact

Address and Fax Number for Notices:
Ricardo Margain No. 440 Colonia Valle del Campestre San Pedro Garza Garcia, NL 66265, Mexico Fax: +52 81 8863 1290

CoOperatiEve Centrale Raiffeisen-BoerEnleen-bank, B.A. "RABOBANK INTERNATIONAL", New York branch
By

Name: Brett Delfino
Title: Attorney-in-Fact
Address and Fax Number for Notices:

245 Park Avenue, New York, New York 10167, Attention of Corporate Services Department (Facsimile No. + 1 (212) 818-0233;

with a copy to:

Rabobank International Mexico Representative Office at Bosque de Alisos No. 47-B, piso 2, Bosques de las Lomas, 05120 Ciudad de Mexico, Distrito Federal, (Facsimile No. + (55) 5261-0061)